EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
Consolidated Subsidiaries of the Registrant
(Jurisdiction of incorporation):

Parker Drilling Company of Oklahoma, Incorporated (Oklahoma)	100%
Parker Technology, Inc. (Oklahoma)	100%
Parker-VSE, Inc. (formerly Vance Systems Engineering, Inc.) (Nevada)(1)	100%
Parker Drilling Company International Limited (Nevada)(2)	100%
Parker Drilling Company Limited LLC (Delaware)	100%
Parker North America Operations, Inc. (Nevada)(3)	100%
Parker Drilling Company (Bolivia) S.A. (Bolivia)	100%
Universal Rig Service Corp. LLC (Delaware)	100%
Certain subsidiaries have been omitted from the list since they would not, even if considered in the aggregate, constitute a significant subsidiary. All subsidiaries are included in the consolidated financial statements.

(1)	Parker-VSE, Inc. (formerly Vance Systems Engineering, Inc.) owns 100% of Parker Drilling Company Limited (Bahamas) and 93% of Parker Drilling Company Eastern Hemisphere, Ltd. (Oklahoma). Parker Drilling Company Limited (Bahamas) owns 7% of Parker Drilling Company Eastern Hemisphere, Ltd. (Oklahoma).
(2)	Parker Drilling Company International Limited owns 100% of Choctaw International Rig Corp. (Nevada); Creek International Rig Corp. (Nevada) and Parker Drilling Company of Argentina, Inc. (Nevada). It also owns 72% of Parker Drilling Eurasia, Inc., 12% of Parker Drilling Pacific Rim, Inc. and 50% of SaiPar Drilling Company B.V. (Netherlands).
(3)	Parker North America Operations, Inc. owns 100% of Parker Drilling Company North America, Inc. (Nevada); Parker USA Drilling Company (Nevada) and Parker Drilling Offshore Corporation (Nevada).*

*	Parker Drilling Offshore Corporation owns 100% of the following entities:
Mallard Argentine Holdings, Ltd. (Cayman Islands)
Mallard Drilling of South America, Inc. (Cayman Islands)
Mallard Drilling of Venezuela, Inc. (Cayman Islands)

Parker Drilling Offshore International, Inc. (formerly Mallard Drilling International, Inc.)(Cayman
Islands), which owns 75% of Parker Drilling (Nigeria) Limited (Nigeria) and 100% of KDN
Drilling Limited (Nigeria).

Parker Drilling Offshore USA, L.L.C. (Oklahoma), which owns 100% of Parker Drilling
Company of Mexico, LLC (Nevada), 98% of Parker Drilling de Mexico, SRL (Mexico) and
2% of PD Servicios Integrales, SRL.

Parker Technology, L.L.C. (Louisiana)

Parker Tools, LLC (Oklahoma), which owns 99% of Quail Tools, L.P. (formerly Quail Tools,
L.L.P.) (Oklahoma).

Quail USA, LLC (Oklahoma), which owns 1% of Quail Tools, L.P. (formerly Quail Tools, L.L.P.)
(Oklahoma).

*	Parker Drilling Offshore Corporation owns 98% of PD Servicios Integrales, SRL (Mexico).

*	Parker Drilling Offshore Corporation owns 2% of Parker Drilling de Mexico, SRL.

*	Parker Drilling Offshore Corporation owns 28% of Parker Drilling Eurasia, Inc. (Delaware), which owns 100% of Parker Drilling Company of New Guinea, LLC (Delaware) and 100% of Parker Drilling of Sakhalin (Russia).

*	Parker Drilling Offshore Corporation owns 88% of Parker Drilling Pacific Rim, Inc. (Delaware), which owns 100% of Parker Drilling International of New Zealand Limited and 100% of Parker Drilling (Kazakstan), LLC (Delaware), which owns 50% of AralParker CJSC. Parker Drilling Pacific Rim, Inc. also owns 100% of Parker Drilling Company International, LLC (Delaware), which owns 51% of SMNG Drilling Limited Liability Company.